Filed pursuant to Rule 424(b)(3)

File No. 333-123815

Prospectus Supplement No. 9
(To Prospectus dated May 3, 2005)

VISTULA COMMUNICATIONS SERVICES, INC.

34,197,488 shares of common stock

This prospectus supplement supplements the Prospectus dated May 3, 2005, as previously supplemented, relating to the resale of 34,197,488 shares of our common stock. This prospectus supplement should be read in conjunction with the Prospectus.

Recent Developments

On November 8, 2005, Adam Bishop was appointed as the president and chief executive officer of our wholly-owned subsidiary, Vistula USA, Inc., replacing Mark Scully.  Mr. Scully submitted his resignation on November 2, 2005.  Mr. Bishop has served as the president and chief executive officer of Vistula Limited, our wholly-owned subsidiary and principal operating unit in the United Kingdom, since its inception in September 2002.  Mr. Bishop has significant experience as a senior executive in the international telecommunications industry.  From 1991 to 1996, Mr. Bishop was a senior executive at British Telecom PLC.  From 1997 to December 2001, Mr. Bishop served as the chief executive officer of EquiTel Communications Limited, a provider of international bandwidth and fiber pipes.  Mr. Bishop has spent over 20 years in the international communications field. Mr. Bishop graduated from London University with a degree in Physics.

Investing in our common stock involves a high degree of risk.
See Risk Factors beginning on page 4 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 8, 2005